Exhibit 99.1

Columbia Sportswear Company Reports Fourth Quarter and Full Year 2023 Financial Results;
Provides Full Year 2024 Financial Outlook

Fourth Quarter 2023 Highlights
•Net sales decreased 9 percent (10 percent constant-currency) to $1,060.0 million, compared to fourth quarter 2022.
•Operating income decreased 27 percent to $113.1 million, or 10.7 percent of net sales, compared to fourth quarter 2022 operating income of $155.4 million, or 13.3 percent of net sales. Fourth quarter 2023 operating income includes a $25.0 million impairment charge related to prAna, compared to $35.6 million in the comparable period in 2022.
•Diluted earnings per share decreased 23 percent to $1.55, compared to fourth quarter 2022 diluted earnings per share of $2.02. The impairment charge related to prAna negatively impacted diluted earnings per share by $0.31, compared to a negative impact of $0.43 in the comparable period in 2022.
•Exited the quarter with $764.5 million of cash, cash equivalents and short-term investments and no borrowings.
•Exited the quarter with $746.3 million of inventories, a decrease of 27 percent compared to December 31, 2022.

Full Year 2023 Highlights
•Net sales increased 1 percent to $3,487.2 million, compared to 2022.
•Operating income decreased 21 percent to $310.3 million, or 8.9 percent of net sales, compared to 2022 operating income of $393.1 million, or 11.3 percent of net sales.
•Diluted earnings per share decreased 17 percent to $4.09, compared to 2022 diluted earnings per share of $4.95.
•The Company repurchased $184.0 million of common stock during the year.

Full Year 2024 Financial Outlook

The following forward-looking statements reflect our expectations as of February 1, 2024 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2024 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.35 to $3.42 billion, representing a net sales decline of 4.0 to 2.0 percent compared to 2023.
•Operating income of $256 to $288 million, representing operating margin of 7.6 to 8.4 percent.
•Diluted earnings per share of $3.45 to $3.85.

PORTLAND, Ore. - February 1, 2024 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced fourth quarter 2023 financial results for the period ended December 31, 2023.

Chairman, President and Chief Executive Officer Tim Boyle commented, “I’m proud of what our global workforce was able to achieve in 2023. We successfully executed our inventory reduction plan, which contributed to operating cash flow generation of over $600 million for the year. The Columbia brand generated healthy growth outside of the U.S., led by China and Europe-direct markets. In the U.S., we navigated a difficult U.S. marketplace and a warm winter, both of which impacted our fourth quarter performance.

“Looking ahead, we expect 2024 to be a challenging year. Retailers are placing orders cautiously, and economic and geopolitical uncertainty remains high. We are working diligently to maximize sales in this environment, while optimizing our product, brand marketing and marketplace strategies to accelerate growth in 2025 and beyond. To mitigate erosion in profitability and to improve the efficiency of our operations, we are implementing a multi-year profit improvement program targeting $125 to $150 million in annual savings by 2026.

“Our balance sheet remains strong, with cash and short-term investments totaling $765 million with no borrowings at year end. I’m confident in our team, our strategies, and our ability to unlock the significant long-term growth opportunities we see across the business. We are committed to investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's fourth quarter 2023 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/financial-results at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

Fourth Quarter 2023 Financial Results
(All comparisons are between fourth quarter 2023 and fourth quarter 2022, unless otherwise noted.)

Net sales decreased 9 percent (10 percent constant-currency) to $1,060.0 million from $1,169.6 million for the comparable period in 2022. The decline in net sales primarily reflects earlier shipment of Fall 2023 wholesale orders in third quarter 2023 compared to late shipment of Fall 2022 wholesale orders in fourth quarter 2022, as well as lower U.S. direct-to-consumer (DTC) net sales.

Gross margin expanded 20 basis points to 50.6 percent of net sales from 50.4 percent of net sales for the comparable period in 2022. Gross margin expansion primarily reflects lower inbound freight costs and favorable channel mix, which more than offset the impact of inventory reduction efforts across our DTC and wholesale businesses.

SG&A expenses were $404.8 million, or 38.2 percent of net sales, compared to $405.1 million, or 34.6 percent of net sales, for the comparable period in 2022. The largest changes in SG&A expenses primarily reflect higher DTC expenses, partially offset by lower variable demand creation and incentive compensation expenses.

Impairment of goodwill and intangible assets included a $25.0 million charge related to prAna, compared to $35.6 million of charges related to prAna for the comparable period in 2022.

Operating income decreased 27 percent to $113.1 million, or 10.7 percent of net sales, compared to $155.4 million, or 13.3 percent of net sales, for the comparable period in 2022.

Interest income, net of $5.0 million, compared to $1.1 million for the comparable period in 2022, reflects higher yields on increased levels of cash, cash equivalents, and investments.

Income tax expense of $26.6 million resulted in an effective income tax rate of 22.2 percent, compared to income tax expense of $34.0 million, or an effective income tax rate of 21.3 percent, for the comparable period in 2022.

Net income decreased 26 percent to $93.3 million, or $1.55 per diluted share, compared to net income of $125.7 million, or $2.02 per diluted share, for the comparable period in 2022.

Full Year 2023 Financial Results
(All comparisons are between the full year 2023 and the full year 2022, unless otherwise noted.)

Net sales increased 1 percent (1 percent constant-currency) to $3,487.2 million from $3,464.2 million for the comparable period in 2022.

Gross margin expanded 20 basis points to 49.6 percent of sales compared to 49.4 percent of net sales for the comparable period in 2022.

SG&A expenses increased 9 percent to $1,416.3 million, or 40.6 percent of net sales, from $1,304.4 million, or 37.7 percent of net sales, for the comparable period in 2022.

Impairment of goodwill and intangible assets included a $25.0 million charge related to prAna, compared to $35.6 million of charges related to prAna for the comparable period in 2022.

Operating income decreased 21 percent to $310.3 million, or 8.9 percent of net sales, compared to operating income of $393.1 million, or 11.3 percent of net sales, for the comparable period in 2022.

Interest income, net was $13.7 million, compared to $2.7 million for the comparable period in 2022.

Income tax expense of $74.8 million resulted in an effective income tax rate of 22.9 percent, compared to income tax expense of $86.0 million, or an effective income tax rate of 21.6 percent, for the comparable period in 2022.

Net income decreased 19 percent to $251.4 million, or $4.09 per diluted share, compared to net income of $311.4 million, or $4.95 per diluted share, for the comparable period in 2022.

Balance Sheet as of December 31, 2023

Cash, cash equivalents, and short-term investments totaled $764.5 million, compared to $431.0 million as of December 31, 2022.

The Company had no borrowings as of either December 31, 2023 or December 31, 2022.

Inventories decreased 27 percent to $746.3 million, compared to $1,028.5 million as of December 31, 2022.

Cash Flow for the Twelve Months Ended December 31, 2023

Net cash provided by operating activities was $636.3 million, compared to net cash used in operating activities of $25.2 million for the same period in 2022.

Capital expenditures totaled $54.6 million, compared to $58.5 million for the same period in 2022.

Share Repurchases for the Twelve Months Ended December 31, 2023

The Company repurchased 2,377,962 shares of common stock for an aggregate of $184.0 million, or an average price per share of $77.39.

At December 31, 2023, $345.3 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on March 22, 2024 to shareholders of record on March 8, 2024.

Full Year 2024 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's Full Year 2024, First Half 2024, and First Quarter 2024 Financial Outlook are each forward-looking in nature, and the following forward-looking statements reflect our expectations as of February 1, 2024 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. The following forward-looking statements include certain aspects of the profit improvement program planned for execution in in 2024.

Net sales are expected to decrease 4.0 to 2.0 percent, resulting in net sales of $3.35 to $3.42 billion, compared to $3.49 billion in 2023.

Gross margin is expected to expand 100 to 150 basis points to 50.6 to 51.1 percent of net sales from 49.6 percent of net sales in 2023.

SG&A expenses, as a percent of net sales, are expected to be 43.2 to 43.5 percent, compared to SG&A expense as a percent of net sales of 40.6 percent in 2023.

Operating income is expected to be $256 to $288 million, resulting in operating margin of 7.6 to 8.4 percent, compared to operating margin of 8.9 percent in 2023.

Interest income, net is expected to be approximately $19 million.

Effective income tax rate is expected to be 24.0 to 25.0 percent.

Net income is expected to be $207 to $231 million, resulting in diluted earnings per share of $3.45 to $3.85. This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 60.1 million.

Foreign Currency

•Foreign currency translation is anticipated to increase 2024 net sales growth by approximately 60 basis points.

•Foreign currency is expected to have an approximately $0.03 positive impact on diluted earnings per share due primarily to favorable foreign currency translational impacts to net sales growth, partially offset by negative foreign currency transactional effects from hedging of inventory production.

Cash Flows

Operating cash flow is expected to be at least $300 million.

Capital expenditures are planned to be in the range of $60 to $80 million.

First Half 2024 Financial Outlook

•Net sales are expected to be $1,310 to $1,352 million, representing a decline of 9 to 6 percent from $1,442 million for the comparable period in 2023.
•Operating income is expected to be ($12) to $8 million, resulting in operating margin of -0.9 to +0.6 percent, compared to operating margin of 4.3 percent in the comparable period in 2023.
•Diluted earnings per share is expected to be $0.01 to $0.26, compared to $0.88 for the comparable period in 2023.

First Quarter 2024 Financial Outlook

•Net sales are expected to be $730 to $753 million, representing a decline of 11 to 8 percent from $820.6 million for the comparable period in 2023.
•Operating income is expected to be $16 to $28 million, resulting in operating margin of 2.2 to 3.8 percent, compared to operating margin of 6.9 percent in the comparable period in 2023.
•Diluted earnings per share is expected to be $0.30 to $0.45, compared to $0.74 for the comparable period in 2023.

Conference Call

The Company will hold its fourth quarter 2023 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

First Quarter 2024 Reporting Date

Columbia Sportswear Company plans to report first quarter 2024 financial results on Thursday, April 25, 2024 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities and manage expenses, financial position, marketing strategies, inventory, full year 2024 net sales, gross margin, SG&A expenses, operating income, net interest income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, as well as first half and first quarter 2024 net sales, operating income, and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to upgrade our business processes and information technology (“IT”) systems and investments in our DTC businesses; our ability to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; the seasonality of our business and timing of orders; trends affecting consumer spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions, changes in global regulation and economic and political conditions and disease outbreaks; volatility in global production and transportation costs and capacity and timing; our ability to effectively manage our inventory and our wholesale customer’s to manage their inventories; our dependence on third-party manufacturers and suppliers and our ability to source at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 110 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$350,319	$430,241
Short-term investments	414,185	722
Accounts receivable, net	423,079	547,561
Inventories	746,288	1,028,545
Prepaid expenses and other current assets	80,814	129,872
Total current assets	2,014,685	2,136,941
Property, plant and equipment, net	287,281	291,214
Operating lease right-of-use assets	357,295	324,409
Intangible assets, net	79,908	81,558
Goodwill	26,694	51,694
Deferred income taxes	105,574	94,162
Other non-current assets	67,576	71,568
Total assets	$2,939,013	$3,051,546
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$235,927	$322,472
Accrued liabilities	272,058	328,759
Operating lease liabilities	71,086	68,685
Income taxes payable	17,556	18,802
Total current liabilities	596,627	738,718
Non-current operating lease liabilities	336,772	310,625
Income taxes payable	25,688	33,251
Deferred income taxes	66	143
Other long-term liabilities	41,250	33,020
Total liabilities	1,000,403	1,115,757
Total shareholders' equity	1,938,610	1,935,789
Total liabilities and shareholders' equity	$2,939,013	$3,051,546

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$1,059,994	$1,169,520	$3,487,203	$3,464,152
Cost of sales	523,804	579,544	1,757,271	1,753,074
Gross profit	536,190	589,976	1,729,932	1,711,078
Gross margin	50.6%	50.4%	49.6%	49.4%

Selling, general and administrative expenses	404,823	405,093	1,416,313	1,304,394
Impairment of goodwill and intangibles assets	25,000	35,600	25,000	35,600
Net licensing income	6,707	6,121	21,665	22,020
Operating income	113,074	155,404	310,284	393,104
Interest income, net	5,028	1,054	13,687	2,713
Other non-operating income, net	1,867	3,253	2,221	1,593
Income before income tax	119,969	159,711	326,192	397,410
Income tax expense	26,629	34,021	74,792	85,970
Net income	$93,340	$125,690	$251,400	$311,440

Earnings per share:
Basic	$1.55	$2.02	$4.11	$4.96
Diluted	$1.55	$2.02	$4.09	$4.95
Weighted average shares outstanding:
Basic	60,214	62,123	61,232	62,754
Diluted	60,345	62,311	61,424	62,970

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$251,400	$311,440
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	127,052	117,399
Provision for uncollectible accounts receivable	3,142	(2,044)
Loss on disposal or impairment of investments, property, plant and equipment, and right-of-use assets, goodwill, and intangible assets	26,374	38,194
Deferred income taxes	(5,135)	(8,118)
Stock-based compensation	23,051	21,021
Changes in operating assets and liabilities:
Accounts receivable	123,830	(64,495)
Inventories	283,826	(399,851)
Prepaid expenses and other current assets	29,840	(25,749)
Other assets	(3,148)	(2,475)
Accounts payable	(85,862)	40,429
Accrued liabilities	(62,239)	20,683
Income taxes payable	(8,800)	(5,871)
Operating lease assets and liabilities	(73,718)	(62,749)
Other liabilities	6,684	(3,055)
Net cash provided by (used in) operating activities	636,297	(25,241)
Cash flows from investing activities:
Purchases of short-term investments	(528,491)	(44,876)
Sales and maturities of short-term investments	121,279	176,083
Capital expenditures	(54,607)	(58,467)
Net cash provided by (used in) investing activities	(461,819)	72,740
Cash flows from financing activities:
Proceeds from credit facilities	837	52,918
Repayments on credit facilities	(837)	(52,979)
Payment of line of credit issuance fees	—	(604)
Proceeds from issuance of common stock related to stock-based compensation	7,354	6,588
Tax payments related to stock-based compensation	(4,681)	(4,229)
Repurchase of common stock	(184,022)	(287,443)
Cash dividends paid	(73,440)	(75,082)
Net cash used in financing activities	(254,789)	(360,831)
Net effect of exchange rate changes on cash	389	(19,831)
Net decrease in cash and cash equivalents	(79,922)	(333,163)
Cash and cash equivalents, beginning of period	430,241	763,404
Cash and cash equivalents, end of period	$350,319	$430,241
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$90,507	$92,110
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$10,125	$11,103

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$689.4	$—	$689.4	$780.8	(12)%	(12)%
Latin America and Asia Pacific	174.7	0.6	175.3	164.0	7%	7%
Europe, Middle East and Africa	130.7	(7.2)	123.5	132.8	(2)%	(7)%
Canada	65.2	—	65.2	92.0	(29)%	(29)%
Total	$1,060.0	$(6.6)	$1,053.4	$1,169.6	(9)%	(10)%

Brand Net Sales:
Columbia	$891.3	$(5.6)	$885.7	$961.3	(7)%	(8)%
SOREL	116.3	(1.0)	115.3	142.6	(18)%	(19)%
prAna	22.8	0.1	22.9	32.3	(29)%	(29)%
Mountain Hardwear	29.6	(0.1)	29.5	33.4	(11)%	(12)%
Total	$1,060.0	$(6.6)	$1,053.4	$1,169.6	(9)%	(10)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$823.4	$(4.8)	$818.6	$900.5	(9)%	(9)%
Footwear	236.6	(1.8)	234.8	269.1	(12)%	(13)%
Total	$1,060.0	$(6.6)	$1,053.4	$1,169.6	(9)%	(10)%

Channel Net Sales:
Wholesale	$428.9	$(4.2)	$424.7	$514.5	(17)%	(17)%
DTC	631.1	(2.4)	628.7	655.1	(4)%	(4)%
Total	$1,060.0	$(6.6)	$1,053.4	$1,169.6	(9)%	(10)%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Twelve Months Ended December 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$2,241.4	$—	$2,241.4	$2,302.2	(3)%	(3)%
Latin America and Asia Pacific	519.8	22.0	541.8	473.9	10%	14%
Europe, Middle East and Africa	469.2	(10.7)	458.5	438.6	7%	5%
Canada	256.8	8.7	265.5	249.5	3%	6%
Total	$3,487.2	$20.0	$3,507.2	$3,464.2	1%	1%

Brand Net Sales:
Columbia	$2,935.1	$19.4	$2,954.5	$2,864.3	2%	3%
SOREL	336.7	(0.3)	336.4	347.3	(3)%	(3)%
prAna	113.6	0.1	113.7	143.1	(21)%	(21)%
Mountain Hardwear	101.8	0.8	102.6	109.5	(7)%	(6)%
Total	$3,487.2	$20.0	$3,507.2	$3,464.2	1%	1%

Product Category Net Sales:
Apparel, Accessories and Equipment	$2,676.6	$15.7	$2,692.3	$2,661.1	1%	1%
Footwear	810.6	4.3	814.9	803.1	1%	1%
Total	$3,487.2	$20.0	$3,507.2	$3,464.2	1%	1%

Channel Net Sales:
Wholesale	$1,874.0	$7.5	$1,881.5	$1,867.7	—%	1%
DTC	1,613.2	12.5	1,625.7	1,596.5	1%	2%
Total	$3,487.2	$20.0	$3,507.2	$3,464.2	1%	1%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.